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                                                                    EXHIBIT 10.5

                            HOUSEHOLD INTERNATIONAL

                      DIRECTORS' RETIREMENT INCOME PLAN

 I.  PURPOSE
     The Directors' Retirement Income Plan is created to provide retirement income to certain non-management members of the Household International Board of Directors who retire from the Board or do not stand for re-election.

II.  ELIGIBILITY
     All non-management members of the Household International Board of Directors who have completed ten years of service on the Board or have attained the mandatory retirement age and have completed three years of service are eligible to participate in this Plan upon their retirement from or failure to stand for re-election to the Board.

III. BENEFITS
     Benefits shall be paid to the director in quarterly installments equal to 1/4 of the annual retainer for service as a Board member in effect at the time of the last Board meeting attended. Payment of benefits will begin the quarter following retirement and will continue for the number of full years of service as a member of the Board up to a maximum of ten years.

IV.  SURVIVING SPOUSE BENEFIT
     In the event of the death of a director who is eligible to receive benefits under this Plan, those benefits that would otherwise have been payable to the director will be paid to the director's surviving spouse. Such payments to a surviving spouse will terminate on the earlier of the death of the surviving spouse or the date that benefit payments to the director would have terminated had he/she not died.

 V.  EFFECTIVE DATE
     The effective date of this Plan is August 15, 1984. Past service of members of the Board on the effective date is considered service for purposes of this Plan.

VI.  PAYMENT OF CERTAIN COSTS OF THE PARTICIPANT
     If a dispute arises regarding the interpretation or enforcement of this Plan and the Participant (or in the event of his death, his beneficiary) obtains a final
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 judgment in his favor from a court of competent jurisdiction from which no appeal may be taken, whether because the time to do so has expired or otherwise, or his claim is settled by the Corporation prior to the rendering of such a judgment, all reasonable legal and other professional fees and expenses incurred by the Participant in contesting or disputing any such claim or in seeking to obtain or enforce any right or benefit provided for in this Plan or in otherwise pursuing his claim will be promptly paid by the Corporation with interest thereon at the highest Illinois statutory rate for interest on judgments against private parties from the date of payment thereof by the Participant to the date of reimbursement to him by the Corporation.